Exhibit10.1

April 5, 2019

Ms. Lori Ryerkerk

Dear Lori:

On behalf of Celanese, I am pleased to confirm our offer for the position of Chief Executive Officer and President of Celanese Corporation. You will be required to devote your full time and attention to this position, and you will be required to relinquish any other employment other than non-executive Board positions. Your position will be based in Irving, TX and is expected to commence no later than May 1, 2019.

Base Salary (delineated in USD)
Your base salary will be $950,000 per year and will be payable on a bi-weekly basis in accordance with the Company’s normal payroll practice.

Annual Bonus
As the CEO, you will be eligible to participate in the Company’s annual executive incentive plan. Our bonus plan uses both financial and non-financial measures and your personal performance to determine your actual bonus payout each year. For 2019, your annual bonus opportunity at target will be 100% of your eligible wages (the “Target”), with a “Stretch” opportunity for business performance of up to 200% of your eligible wages.  A personal performance modifier also allows for an additional adjustment between 0% and 150% of your planned bonus payout to reflect your individual performance relative to your annual objectives. Accordingly, the absolute maximum payout for the annual bonus would be 300% of your eligible earnings.

For 2019, you will be eligible for a pro-rata bonus, based on actual Company and individual performance. You must be employed by Celanese at the time, in general, such bonus payments are made in March of the following year, to remain eligible to receive the bonus payout.

Long-Term Incentive Awards
Celanese currently delivers Long-Term Incentive (LTI) compensation to select employees through annual grants of equity awards. Annual LTI awards are planned to occur in the first quarter of each calendar year. Each year, the Compensation and Management Development Committee of the Board of Directors evaluates the level of awards and the mix among various stock-based vehicles. As CEO, your target LTI grant value will be $3,000,000. For the 2019 compensation cycle, you will be granted a $3,000,000 award per the current LTI plan design for Executive Officers that includes 70% Performance-Based Restricted Stock Units (Performance-Based RSUs) and 30% Time-vesting Restricted Stock Units (Time-vesting RSUs).

Initial Equity Award
Celanese believes that an executive’s interests should be aligned with shareholder interests, in part through equity ownership in the Company. As a result, you will receive an equity award as part of your initial offer package. Your initial equity award will consist of the following:
Time-vesting Restricted Stock Units (Time-vesting RSUs): You will receive an award of Time-vesting RSUs having a grant date fair value equal to $2,000,000 that will vest 50% each year on the first two anniversaries of the grant date. Once vested, the after-tax portion of these shares will be required to be held until the CEO stock ownership guideline has been met, as described later in this document.
The Compensation Committee will approve this award, subject to your acceptance of this letter, with the grant date to be the later of your start date or May 1, 2019. The complete terms of your initial award will be included in an award agreement sent to you after the grant date. You will be required to sign an appropriate award agreement and the Celanese LTI Claw-back agreement in order to receive the award.

Sign-on Bonuses
You will receive a one-time Sign-on Bonus cash payment in the amount of $35,000 less applicable deductions, which is payable through our normal payroll process within thirty (30) days of your start date. Should you voluntarily end your employment with Celanese for any reason within two (2) years of your start date, Celanese reserves the right to seek full repayment of the Sign-on Bonus.

Retirement
You will be eligible for retirement once you have reached the age of 65 and have at least 10 years of service with the Company per company policy. Your long-term incentive award agreements will include retirement provisions that will include the following vesting provisions: (1) A prorated number of PRSUs, based on time worked and plan earnings schedule, will vest, subject to adjustment for the achievement of performance metrics, on the original grant vesting schedule. (2) A prorated number of time-vested RSUs, based on time worked, will vest on the original grant vesting schedule.

Change in Control Agreement
You will be eligible to receive change in control benefits as described in the Change in Control agreement that will be issued to you upon hire. Generally, the cash provision is equal to two (2) times the sum of (i) your then current annualized based salary; and (ii) the higher of (x) your Target Bonus in effect on the last day of the Fiscal Year that ended immediately prior to the year in which the Termination Date occurs, or (y) the average of the cash bonuses paid by the Company to you for the three Fiscal Years preceding the Termination Date. Your long-term incentive awards are governed by the terms and conditions of the applicable individual award agreements.

Your change in control agreement will include a “best-net” provision that states the Company will cut back change in control payments to the safe harbor limit only if you would receive a greater after-tax benefit than if the excise tax were paid by you on any excess parachute payment. You will not be entitled to any tax gross-up.

Please note that these benefits are paid only if there is a change in control and the covered executive is terminated (i.e. “double-trigger”). The protection period of the termination covers two years following a change in control or following the first public announcement of a potential change in control transaction.

Stock Ownership Guidelines
In order to align our executives’ interests with those of our shareholders, Celanese expects senior leaders to maintain equity ownership in the Company commensurate with their position. You will be subject to stock ownership guidelines applicable to your position as in effect from time to time. The current CEO stock ownership guideline is equal to a value of 6 times your annual base salary and you will have five (5) years to meet the guideline. In computing compliance with our stock ownership guidelines, sixty percent (60%) of the value of any unvested Restricted Stock Unit awards (time- or performance-vested) granted to you that vest during the next year, as well as one hundred percent (100%) of any Celanese stock that you beneficially own in your various Company and individual accounts, will be included.

Employee Benefits
During your employment, you will be entitled to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as those benefits that are generally made available to other employees of the Company. We offer medical and dental coverage, group life insurance (1 times annual base pay), and a retirement savings plan that includes company contributions of up to 11% (comprised of 401(k) matching contributions of 100% on the first 6% of the employee’s contributions plus a 5% company retirement contribution), subject to IRS code restrictions.

Additionally, you will be eligible to participate in the Celanese Annual Executive Physical Program including an annual physical.

Relocation Assistance
Celanese will assist in your relocation to the Dallas area under the provisions of our relocation policy for new employees in effect at that time. Generally, this policy provides for the shipment of household goods, home sale and purchase assistance (for homeowners) and a lump-sum payment to assist with various miscellaneous expenses associated with your relocation. The home sale and purchase assistance can be utilized for up to one (1) year after you relocate to the Dallas area. Details of our relocation policy will be provided to you under separate cover.

Should you voluntarily end your employment with Celanese for any reason within two (2) years of your start date, Celanese will seek full repayment of any relocation assistance provided to you.

Restrictive Covenant Agreement (RCA)
As a condition of your employment, you will be required to execute a Restrictive Covenant Agreement (the “RCA”) with the Company regarding protection and non-disclosure of confidential information and non-competition, non-solicitation and no hire.  A copy of this agreement will be provided to you under separate cover.

Background Check & Drug Screen
This offer of employment is contingent upon the satisfactory completion of a third-party background check and pre-employment examination including tests for substance abuse. If both tests are not satisfactorily completed, the offer will be rescinded. It is noted that the background check has already been satisfactorily completed

Employment Verification
As required by law, we will need to verify and document your identity and eligibility for employment in the United States. You can find a complete list of acceptable documents at http://www.uscis.gov/files/form/i-9.pdf. Please bring appropriate documentation on your start date. Do not complete the form in advance; you must complete it on your first day of employment.

Terms & Conditions of Employment
This offer letter constitutes the full terms and conditions of your employment with the Company. It supersedes any other oral or written promises that may have been made to you.

Lori, we are most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign the copy of this letter and return it to Shannon Jurecka in the self-addressed envelope no sooner than __________ , 2019.

Sincerely,

Mark Rohr                        Kathryn Hill
Chairman                        Celanese Compensation Committee Chair

Acknowledgment of Offer:
(Please check one)

☑
I accept the above described offer of employment with Celanese and understand that my employment status will be considered at-will and may be terminated at any time for any reason. Upon acceptance of this offer, I agree to keep the terms and conditions of this agreement confidential.

☐	I decline your offer of employment.

Signature:	/s/ Lori J. Ryerkerk	Date:	5 April 2019

Anticipated Start Date: May 1, 2019

Review and approved:

_____________        Shannon Jurecka, SVP, Human Resources

_____________        Lynne Puckett, SVP & General Counsel

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